Exhibit 3.1

AMENDMENT TO AMENDED AND RESTATED BYLAWS

OF

AEON BIOPHARMA, INC.

The undersigned, being the duly authorized Chief Executive Officer and President, of Aeon Biopharma, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

1.	Amendment to Section 2.8 of Amended and Restated Bylaws. Pursuant to the authority granted in the Amended and Restated Bylaws (the “Bylaws”) of the Company, the following amendment to the Bylaws was duly adopted by the Board of Directors of the Company on December 18, 2024, and is effective as of December 18, 2024. Section 2.8 of the Company’s Bylaws, is hereby amended and restated in its entirety as follows:

“Section 2.8 Quorum. Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of 33.34% in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.”

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed on December 18, 2024.

By:	/s/ Marc Forth
Name:	Marc Forth
Title:	Chief Executive Officer and President